January 18, 2005

OLD POINT FINANCIAL CORPORATION 4TH QUARTER 2004

EARNINGS RELEASE

Hampton, VA. Old Point Financial Corporation (Nasdaq “OPOF”) announced today 2004 net income of $8.58 million as compared to 2003 net income of $7.82 million, an annual increase of 10%. Fourth quarter income was $2.09 million, an increase of 6% from $1.97 million in the same quarter of last year. Fully diluted net income per share is $2.10 for 2004, as compared to $1.92 for 2003, an increase of 9% for the year.

Net interest income after provision for loan losses for the quarter showed a 2% increase over the same quarter in 2003, and a 5% increase for the year. Non-interest income for the fourth quarter of 2004 was 25% higher than the same quarter of 2003, and 26% on the year. Non-interest expenses were 5% higher in the fourth quarter of 2004 than the same quarter in 2003, and experienced an 8% increase for the year.

Total Assets as of December 31, 2004 were $686.28 million, an increase of 6% compared to December 31, 2003. Deposits increased by 4%, to $512.16 million, and Net Loans rose to $428.95 million, an increase of 7%.

Return on Average Assets (ROA) for 2004 was 1.28%, and Return on Average Equity (ROE) was 12.91%, compared to an ROA of 1.30% and an ROE of 12.81% in 2003.

Old Point Financial Corporation (Nasdaq SmallCap "OPOF") is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 16-branch network extending from Chesapeake through James City County, and Old Point Trust and Financial Services, N.A., a Hampton Roads wealth management services provider. www.oldpoint.com

For More Information Contact: Lani Chisman Davis, Marketing Director, 757-728-1286

Old Point Financial Corporation
Consolidated Balance Sheets (Unaudited)
dollars in Thousands

Assets	31-Dec-04	31-Dec-03
Cash and due from banks	$11,595	$18,384
Federal funds sold	1,978	14,969
Cash and Cash Equivalents	$13,573	$33,353
Securities available for sale, at market	201,380	172,860
Securities held to maturity, at cost	9,424	12,389
Loans (net of allowance of $4,302 and $4,833)	428,950	400,278
Bank premises and equipment	18,543	14,163
Other assets	14,405	12,872

Total Assets	$686,275	$645,915

Liabilities	31-Dec-04	31-Dec-03
Noninterest-bearing deposits	$101,527	$114,101
Savings deposits	199,853	179,668
Time deposits	210,780	196,653
Total Deposits	512,160	490,422
Federal funds purchased and securities sold	45,769	38,007
under agreement to repurchase
Federal Home Loan Bank advances	55,000	50,000
Other borrowings	3,159	1,811
Other liabilities	1,048	2,376

Total Liabilities	$617,136	$582,616

Stockholders' Equity
Common stock, $5.00 par value	20,068	19,880
2004 2003
Shares Authorized 10,000,000 10,000,000
Shares Outstanding 4,013,644 3,976,019
Additional paid-in capital	14,023	12,433
Retained Earnings	34,855	30,246
Accumulated other comprehensive income	193	740
Total stockholders' equity	69,139	63,299

Total liabilities and stockholders' equity	$686,275	$645,915

Old Point Financial Corporation
Consolidated Statements of Earnings
(Unaudited)

Interest Income	3 Mo Ended	3 Mo Ended	12 Mo Ended	12 Mo Ended
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03

(Dollars in Thousands, except per share amounts)

Interest and fees on loans	$6,750	$6,479	$26,290	$26,459
Interest on federal funds sold	66	47	173	165
Interest on securities
Taxable	1,376	1,176	5,288	4,368
Tax exempt	457	517	1,888	2,175
Total interest on securities	1,833	1,693	7,176	6,543
Total interest income	8,649	8,219	33,639	33,167

Interest Expense

Interest on savings deposits	297	237	1,032	1,057
Interest on time deposits	1,418	1,386	5,582	6,301
Interest on federal funds purchased and	139	45	352	215
securities sold under agreement to repurchase
and other borrowings
Interest on FHLB advances	590	542	2,263	2,054
Interest on other borrowings	9	4	19	16
Total Interest expense	2,453	2,214	9,248	9,643

Net Interest Income	6,196	6,004	24,391	23,524
Provision for loan losses	200	100	850	1,000

Net interest income after provision for loan losses	5,996	5,904	23,541	22,524

Other Income

Income from fiduciary activities	596	551	2,530	2,223
Service charges on deposits	1,149	755	4,348	2,942
Other service charges, commissions and fees	332	312	1,523	1,263
Other operating income	220	202	804	980
Net gain on available-for-sale securities	4	15	215	60
Total Other income	2,301	1,835	9,420	7,468

Other Expenses

Salaries and employee benefits	3,388	3,146	13,201	12,109
Occupancy expense of bank premises	342	345	1,357	1,265
Furniture and equipment expense	415	429	1,628	1,658
Other operating expenses	1,220	1,201	4,986	4,564
Total other expenses	5,365	5,121	21,172	19,596

Income before taxes	2,932	2,618	11,789	10,396
Income tax expense	844	651	3,209	2,571

Net Income	2,088	1,967	8,580	7,825

Per Share
Weighted average number of common shares	4,010,421	3,973,279	3,997,388	3,959,396
basic
Weighted average number of common shares	4,098,752	4,083,866	4,086,069	4,080,246
diluted
Basic earnings per share	$0.52	$0.50	$2.15	$1.98

Diluted earnings per share	$0.51	$0.48	$2.10	$1.92

Cash dividends declared	$0.16	$0.15	$0.62	$0.54